Exhibit 5.1
Brent D. Fassett
+1 720 566 4025
fassettbd@cooley.com

December 11, 2019
Miragen Therapeutics, Inc.
6200 Lookout Road
Boulder, Colorado 80301
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the issuance and sale by Miragen Therapeutics, Inc., a Delaware corporation (the “Company”), of 959,079 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and additional shares of Common Stock having aggregate sale proceeds of up to $20 million (together with the Commitment Shares, the “Shares”), pursuant to a Registration Statement on Form S-3 (No. 333217084) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company pursuant to that certain Common Stock Purchase Agreement, dated as of December 11, 2019 (the “Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC.
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 6,457,635 Shares will be sold under the Purchase Agreement and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Shares. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Purchase Agreement.

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023
t: (720) 566-4000 f: (720) 566-4099 cooley.com

Miragen Therapeutics, Inc.
Page Two
Our opinion herein is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Prospectus and the Purchase Agreement, will be validly issued, fully paid and nonassessable.
We hereby consent to the reference to our firm under the captions “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K to be filed with the Commission for incorporation by reference of this opinion into the Registration Statement.
Very truly yours,
Cooley LLP
By: /s/ Brent D. Fassett
Brent D. Fassett

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023
t: (720) 566-4000 f: (720) 566-4099 cooley.com